Exhibit 99

                          UCI MEDICAL AFFILIATES, INC.
                 REPORTS FIRST QUARTER FISCAL YEAR 2007 RESULTS

Columbia, SC - February 14, 2007 - UCI Medical Affiliates, Inc. (OTC Bulletin
Board: UCIA) announced today that revenue for the quarter ended December 31, 2006 increased 16% to $17,043,000 from $14,632,000 for the quarter ended December 31, 2005.

The Company reported pretax net income of $1,356,000 or $.14 per share for the quarter ended December 31, 2006, as compared to $1,205,000 or $.12 per share for the quarter ended December 31, 2005. The Company reported net income of $844,000 or $.09 per share for the quarter ended December 31, 2006, as compared to $796,000 or $.08 per share for the quarter ended December 31, 2005.

"Our model continues to work extremely well," said D. Michael Stout, M.D., President and Chief Executive Officer. "Patients are choosing us, thanks to our convenient hours and locations, and to our ability to provide top-notch care. We are pleased that despite our growth we have still maintained our income margin."

The Company's December 31, 2006 balance sheet reflects total assets of $29,013,000 as compared to $28,126,000 at September 30, 2006 while stockholders' equity at December 31, 2006 was $17,102,000 as compared to $16,246,000 at September 30, 2006.

 "The opening of additional operating facilities and the increase in patient visits go hand-in-hand in contributing to the 16% increase in revenue," said Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer. "We continue to stay focused on patient care, as it is our patients that grow our business."

UCI Medical Affiliates, Inc. provides nonmedical management and administrative services for a network of 52 freestanding medical centers, 51 of which are located throughout South Carolina and one is located in Knoxville, Tennessee (31 operating as Doctors Care in South Carolina, one as Doctors Care in Knoxville, Tennessee, 17 as Progressive Physical Therapy Services in South Carolina, one as Luberoff Pediatrics in South Carolina, one as Carolina Orthopaedic and Sports Medicine in South Carolina, and one as Doctors Wellness Center in South Carolina).

Certain of the statements contained in this Report on Form 10-Q that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this Form 10-Q that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this report and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact: Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer
                  UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina  29206
                  (803) 782-4278     www.DoctorsCare.com